EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share


(dollars in thousands, except share data)                For the Three
                                                          Months Ended
                                                           March 31,

                                                         2001           2000
                                                      -----------    -----------
BASIC EARNINGS PER SHARE
EARNINGS:
Net income                                                 $2,596        $2,862

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding              6,531,986     6,602,504
--------------------------------------------------------------------------------

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       BASIC EARNINGS PER SHARE                             $0.40         $0.43
================================================================================



DILUTED EARNINGS PER SHARE
EARNINGS:
Net income                                                 $2,596        $2,862

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding              6,531,986     6,602,504
Net effect of the assumed exercise of stock
      options based on the treasury stock method           87,413       103,022
--------------------------------------------------------------------------------
          Total                                         6,619,399     6,705,526
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       DILUTED EARNINGS PER SHARE                           $0.39         $0.43
================================================================================





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